Exhibit 4.4

FORM OF B WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR SATISFACTORY ASSURANCES TO THE COMPANY  THAT  SUCH  REGISTRATION  IS  NOT  REQUIRED  WITH  RESPECT  TO SUCH SALE, OFFER, PLEDGE OR HYPOTHECATION.

WARRANT TO PURCHASE COMMON STOCK

of

Relmada Therapeutics, Inc.

Void after                                 , 2019

This certifies that, for value received,  , a  , or registered assigns (“Holder”) is entitled, subject to the terms set forth below, to purchase from Relmada Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, ___________ (__________) shares of the Common Stock of the Company (the “Shares”), upon surrender hereof, at the principal office of the Company referred to below and simultaneous payment therefor in lawful money of the United States or otherwise as hereinafter provided, at the Exercise Price as set forth in Section 2 below.  This Warrant is issued pursuant to the Unit Purchase Agreement dated as of   ,  2014, among the Company and certain Purchasers named therein (the “Purchase Agreement”).  The number, character and Exercise Price of such shares of Common Stock (the “Common Stock”) are subject to adjustment as provided below.  The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein.

Following the Pubco Transaction (as defined in the Company’s Amended and Restated Certificate of Incorporation, dated July 10, 2012), references herein to the Shares or Common Stock shall be deemed to refer to shares of common stock of the Company’s publicly traded successor in the Pubco transaction (“Pubco”), and references herein to the Company shall be deemed to refer to Pubco.

1.         Term of Warrant.  Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term commencing ___________, 2014 (the “Warrant Issue Date”), and ending at 5:00 p.m., Eastern Time on the fifth anniversary of the final Subsequent Closing (as defined in the Purchase Agreement), and shall be void thereafter.

2.         Exercise Price.  The Exercise Price per share of Common Stock at which this Warrant may be exercised shall be equal to $0.225 per share as adjusted from time to time pursuant to Section 10 below (the “Exercise Price”).

3.         Exercise of Warrant.

(a)       The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part at any time, or from time to time, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), upon payment (i) in cash or by check acceptable to the Company, (ii) by cancellation by the Holder of then outstanding indebtedness of the Company to the Holder, (iii) by a combination of (i) and (ii), of the purchase price of the shares to be purchased or (iv) by cashless exercise as set forth in Section 3(c), below, of the purchase price of the shares to be purchased, except upon a call by the Company.  Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within 3 Trading Days of the date the final Notice of Exercise is delivered to the Company.  Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased.  The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.  In the event of any dispute or discrepancy, the records of the Company shall be controlling and determinative in the absence of manifest error.  The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)       This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above and payment of the Exercise Price if exercised for cash, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date (the “Exercise Date”).  As promptly as practicable on or after the Exercise Date, but in no event more than three (3) business days thereafter (the “Warrant Share Delivery Date”), the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of shares issuable upon such exercise; provided, however, following the Pubco Transaction (as defined in the Purchase Agreement), this provision shall require certificates for Shares purchased hereunder to be transmitted by the transfer agent of Pubco to the Holder on the Exercise Date by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system.  In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

(c)       The Holder, at its option, may exercise this Warrant in a cashless exercise transaction pursuant to this subsection (c) (a “Cashless Exercise”). In order to effect a Cashless Exercise, the Holder shall surrender this Warrant at the principal office of the Company together with an Exercise Form, completed and executed, indicating Holder’s election to effect a Cashless  Exercise,  in which  event the  Company  shall  issue  Holder a number  of  shares of Common Stock computed using the following formula:

X = Y (A-B)/A

where:              X = the number of shares of Common Stock to be issued to Holder.

                                                   Y = the number of shares of Common Stock for which this Warrant is being Exercised.

                                                 A = the Market Price of one (1) share of Common Stock (for  purposes  of this  Section  3(c),  where  “Market Price,”  means  the  Volume Weighted Average Price (as defined herein) of one (1) share of Common Stock during the ten (10) consecutive Trading Day period immediately preceding the Exercise Date.

                                                   B = the Exercise Price.

As used herein, the “Volume Weighted Average Price” for any security as of any date means the volume weighted average sale price on The NASDAQ Global Market (“NASDAQ”) as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders  of  a  majority  in  interest  of  the  Warrants  and  the  Company  (“Bloomberg”)  or,  if NASDAQ is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or in the “pink sheets” by the Pink OTC Market, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as determined in good faith by the Company’s Board of Directors. “Trading Day” shall mean any day on which the Common Stock is traded for any period on NASDAQ, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

For purposes of Rule 144 and sub-section (d)(3)(ii) thereof, it is intended, understood and acknowledged that the Common Stock issued upon Exercise of this Warrant in a Cashless Exercise transaction shall be deemed to have been acquired at the time this Warrant was issued. Moreover, it is intended, understood and acknowledged that the holding period for the Common Stock issued upon Exercise of this Warrant in a Cashless Exercise transaction shall be deemed to have commenced on the date this Warrant was issued.

(d)       In the case of a dispute as to the determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock or the arithmetic calculation of the Exercise Price or Market Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within four (4) business days of receipt, or deemed receipt, of the Exercise Notice, or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) business days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) business days submit via facsimile (i) the disputed determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld or delayed or (ii) the disputed arithmetic calculation of the Exercise Price, Market Price to the Company’s independent, outside accountant, or another accounting firm of national standing selected by the Company. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than the later of (i) five (5) business days from the time it receives the disputed determinations or calculations or (ii) five (5) business days from the selection of the investment bank and accounting firm, as applicable. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(e)       Following the Pubco Transaction, in addition to any other rights available to the Holder, if Pubco fails to cause its transfer agent to deliver to the Holder a certificate or certificates representing the Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) Shares to deliver in satisfaction of a sale by the Holder of the Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then Pubco shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Shares so purchased exceeds (y) the amount obtained by multiplying (A) the number of Shares that the Company was required to deliver to the Holder in connection with the exercise at issue, by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had Pubco timely complied with its exercise and delivery obligations hereunder.   For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence Pubco shall be required to pay the Holder $1,000. The Holder shall provide Pubco written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of Pubco, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Pubco’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

4.         No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

5.         Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of loss, theft, or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

6.         Rights of Shareholders.  Until Holder exercises this Warrant and the Company issues Holder shares of Common Stock purchasable upon the exercise hereof, as provided herein, Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent or assert dissenter’s rights with respect to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise.

7.         Transfer of Warrant.

(a)       Warrant Register.  The Company will maintain a register (the “Warrant Register”) containing the names and addresses of the Holder or Holders.  Any Holder of this Warrant or any portion thereof may change his address as shown on the Warrant Register by written notice to the Company requesting such change.  Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Warrant Register and at the address shown on the Warrant Register.  Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

(b)       Warrant  Agent.    The  Company  may,  by  written  notice  to  the Holder, appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 7(a) above, issuing the Common Stock or other securities then issuable upon the exercise of this Warrant, exchanging this Warrant, replacing this Warrant, or any or all of the foregoing. Thereafter, any such registration, issuance, exchange, or replacement, as the case may be, shall be made at the office of such agent.

(c)       Transferability and Non-negotiability of Warrant.   This Warrant may not be transferred or assigned in whole or in part without compliance with the terms of this Warrant and all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company).

(d)       Compliance with Securities Laws.

(i)        Holder understands that the Warrant and the Shares are characterized as “restricted securities” under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under the Securities Act of 1933, as amended (the “1933 Act”) and applicable regulations thereunder, such securities may be resold without registration under the 1933 Act only in certain limited circumstances.  In this connection, Holder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.  Holder understands that the Company is under no obligation to register any of the securities sold hereunder except as provided in Section 11 hereof.  Holder understands that no public market now exists for any of the Warrants or the Shares and that it is uncertain whether a public market will ever exist for the Warrants or the Shares.

(ii)       This Warrant and all certificates for the Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.    THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT, (B) A “NO ACTION” LETTER OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SALE OR OFFER OR (C) SATISFACTORY ASSURANCES TO THE CORPORATION THAT REGISTRATION UNDER SUCH ACT IS NOT REQUIRED WITH RESPECT TO SUCH SALE OR OFFER.”

(e)       Disposition of Holder’s Rights.

(i)        In no event will the Holder make a disposition of any of its rights to acquire Shares under this Warrant and/or of any of the Shares issuable upon exercise of any such rights unless and until (A) it shall have notified the Company of the proposed disposition, (B) if requested by the Company, it shall have furnished the Company with an opinion of counsel (which counsel may either be inside or outside counsel to the Holder) satisfactory to the Company and its counsel to the effect that (1) appropriate action necessary for compliance with the 1933 Act has been taken, or (2) an exemption from the registration requirements of the 1933 Act is available, and (C) if the disposition involves the sale of such rights or such Shares issuable upon exercise of such rights, it shall have offered to the Company, pursuant to Section 7(f) hereunder, such rights to acquire Shares or Shares issuable and upon exercise of such rights, as the case may be.

(ii)       The  restrictions  imposed  under  this  Section  7(e)  shall terminate as to any of the Shares when (A) such security shall have been effectively registered under the 1933 Act  and sold by the holder thereof in accordance with such registration or (B) such security may be sold without registration in compliance with Rule 144 under the 1933 Act, or (C) a letter shall have been issued to the Holder at its request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to the Holder at its request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling  specifies  that  no  subsequent  restrictions  on  transfer  are  required.     Whenever  the restrictions imposed hereunder shall terminate, as hereinabove provided, the Holder or holder of Shares then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for the Warrant or for such Shares not bearing any restrictive legend.

(f)        Company’s Right of First Refusal.    Subject to the foregoing, each time Holder proposes to sell any rights to purchase Shares hereunder or any of the Shares issuable upon exercise of such rights (the “Offered Shares”), Holder shall deliver a notice (a “Notice”) to the Company stating, (A) its bona fide intention to sell such Offered Shares, (B) the number of such Offered Shares being offered, and (C) the price and terms, if any, upon which it proposes to offer such Offered Shares.  Within twenty (20) days after receipt of the Notice (the “Notice Period”), the Company may elect by written notice to purchase or obtain, at the price and on the terms specified in the Notice, the number of Offered Shares as specified in the Notice, subject to applicable law with respect to issuer redemptions of securities.  If the Company does not elect to purchase all of the Offered Shares, the Holder may, during the ninety (90) day period following the expiration of the Notice Period, offer the remaining unsubscribed portion of such Offered Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice.  If the Holder does not enter into an agreement for the sale of the Offered Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Offered Shares shall not be offered unless first reoffered to the Company  in  accordance  herewith.    Notwithstanding  anything  herein  to  the  contrary,  this provision shall become null and void and of no further force or effect immediately upon consummation of the Pubco Transaction.

(g)       Market Stand-Off.

(i)        In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the 1933 Act, including the Company’s initial public offering, Holder shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any shares of Common Stock to be issued upon exercise hereof, without the prior written consent of the Company or its lead managing underwriter(s).   Such restriction (the “Market Stand-Off”) shall be in effect for such period of time from and after the effective date of the final prospectus for the offering as may be requested by the Company or such underwriter(s).  In no event, however, shall such period exceed one hundred eighty (180) days, and the Market Stand- Off shall in all events terminate two (2) years after the effective date of the Company’s initial public offering.

(ii)       Holder shall be subject to the Market Stand-Off only if the officers and directors of the Company are also subject to similar restrictions.

(iii)     Any new, substituted or additional securities which are by reason of any recapitalization or reorganization of the Company distributed with respect to the shares of Common Stock to be issued upon exercise hereof shall be immediately subject to the Market standoff, to the same extent the shares of Common Stock to be issued upon exercise hereof are at such time covered by such provisions.

(iv)     In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the shares of Common Stock to be issued upon exercise hereof until the end of the applicable stand-off period.

(h)      Any entity to whom Holder transfers any right to purchase the Shares pursuant to this Warrant or any of the Shares issuable upon the exercise of such right shall become a “Holder” for purposes of this Section 7.

8.         Reservation of Stock.  The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant and, from time to time, will take all steps necessary to amend its Fifth Amended and Restated Certificate of Incorporation (the “Certificate”) as the same may be amended from time to time to provide sufficient reserves of shares of Common Stock issuable upon exercise of the Warrant.  The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant, upon exercise of the rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, liens, and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).  The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

9.         Amendments.

(a)       This  Warrant  may  be  modified  or  amended  or  the  provisions hereof waived with the written consent of the Company and the holder(s) of greater than 50% of unexercised Shares then issuable pursuant to all Warrants issued pursuant to the Purchase Agreement, provided that no part of Section 12 hereof (Right to Call) or Section 15(f) hereof (Placement Agent’s Fees and Expenses) may be amended or waived without the written consent of the Placement Agent (as defined in the Purchase Agreement), in addition to the foregoing.  With respect to a proposed modification, amendment or waiver of Section 12 only, if the Placement Agent does not object to such modification, amendment or waiver within 10 business days following such date when the Company has provided the Placement Agent with the proposed form of amendment, modification or waiver, the consent of the Placement Agent will be deemed to have been given.  Any amendment, modification or waiver effected in accordance with this Section 9 shall be binding upon each future holder of the Warrant and the Company.

(b)       No waivers of or exceptions to any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

10.       Adjustments.  The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

(a)       Reclassification,  etc.    If  the  Company  at  any  time  while  this Warrant, or any portion thereof, remains outstanding and unexpired shall, by reclassification of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 10.

(b)      Dividend, Split, Subdivision or Combination of Shares. If the Company at any time  while this Warrant, or any portion thereof, remains outstanding and unexpired shall declare a dividend or make a distribution on the outstanding Common Stock payable in shares of its capital stock, or split, subdivide or combine the securities as to which purchase rights under this Warrant exist into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a dividend, split or subdivision or proportionately increased in the case of a combination.

(c)       Anti-Dilution.

i.          Definitions.  For the purposes of this Section 10(c), the following definitions shall apply:

1.         “Applicable Per Share Stated Value” means $0.225  per share, subject to appropriate and proportionate adjustment for stock dividends payable in shares of , stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to the Common Stock (as defined in the Purchase Agreement).

2.         “Common Stock Equivalent” means warrants, options, subscription or other rights to purchase or otherwise obtain Common Stock, any securities or other rights directly or indirectly convertible into or exercisable or exchangeable for Common Stock and any warrants, options, subscription or other rights to purchase or otherwise obtain such convertible or exercisable or exchangeable securities or other rights.

3.         “Fully Diluted Basis” means, as of any time of determination, the number of shares of Common Stock which would then be outstanding, assuming the complete exercise, exchange or conversion of all then outstanding exercisable, exchangeable or convertible Common Stock Equivalents which, directly or indirectly, on exercise, exchange or conversion result in the issuance of shares of Common Stock, assuming in each instance that the holder thereof receives the maximum number of shares of Common Stock issuable, directly or indirectly, under the terms of the respective instrument, assuming satisfaction of all vesting or similar requirements and achievements of all thresholds or other criteria which would increase the amount of Common Stock ultimately issuable upon exercise, exchange or conversion.

4.         “Qualified Initial Public Offering” means the closing of the Company’s initial direct public offering or underwritten public offering on a firm commitment basis pursuant to an effective registration statement on Form S-1 or any successor forms thereto filed pursuant to the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company (a) in which the Company actually receives (i) gross proceeds equal to or greater than $5,000,000, calculated before deducting underwriters’ discounts and commissions and other offering expenses, and (ii) a per share offering price equal to or greater than the product of (A) the Applicable Per Share Stated Value, multiplied by (B) two (2), and (b) following which the Common Stock of the Company is listed on a national securities exchange.

ii.           Adjustment of Conversion Price Upon Issuance of Shares of Common Stock.  For so long as there are any Warrants outstanding, if and whenever at any time and from time to time after the Warrant Issue Date, as applicable, the Company shall issue, or is, in accordance with Sections 10(c)(ii)(1) through 10(c)(ii)(7) of this Section 10, deemed to have issued, any shares of Common Stock for no consideration or a consideration per share less than the Exercise Price, as applicable, then, forthwith upon such issue or sale, the Warrants shall be subject to a proportional adjustment determined by multiplying such Warrant Exercise Price by the following fraction:

  N(0) + N(1)
  N(0) + N(2)

Where:

N(0) = the number of shares of Common Stock outstanding (calculated on a Fully Diluted Basis) immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents;

N(1) = the number of shares of Common Stock which the aggregate consideration, if any (including the aggregate Net Consideration Per Share with respect to the issuance of Common Stock Equivalents), received or receivable by the Company for the total number of such additional shares of Common Stock so issued or deemed to be issued would purchase at the Warrant Exercise Price, as applicable, in effect immediately prior to such issuance; and

N(2) = the number of such additional shares of Common Stock so issued or deemed to be issued.

PROVIDED, HOWEVER, that the provisions of this Section 10(c) shall terminate upon the receipt by the Company of a clearance letter approving the uplisting of the Company’s common stock  a national securities exchange such as NYSE MKT or NASDAQ.

For purposes of this Section 10(c)(ii), the following Sections 10(c)(ii)(1) to 10(c)(ii)(5) shall be applicable:

1.         Consideration for Shares. For purposes of this Section 10(c)(ii), the consideration received by the Company for the issuance of any shares of Common Stock or Common Stock Equivalents shall be computed as follows:

A.        insofar as such consideration consists of cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith (excluding amounts paid for accrued interest, dividends or distributions);

B.        insofar as such consideration consists of property other than cash, the value of such property received by the Company shall be deemed to be the fair value of such property at the time of such issuance as determined in good faith by the Board, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith;

C.        insofar as such consideration consists of consideration other than cash or property, the value of such other consideration shall be deemed to be the aggregate par value of Common Stock issued or deemed issued; and

D.        in the event that Common Stock or Common Stock Equivalents shall be issued in connection with the issue of other securities of the Company, together comprising one integral transaction in which no special consideration is allocated to such Common Stock or Common Stock Equivalents by the parties thereto, the allocation of the aggregate consideration between such other securities and the Common Stock Equivalents shall be as determined in good faith by the Board.

2.        Issuance of Common Stock Equivalents.  The issuance of any Common Stock Equivalents shall be deemed an issuance of the maximum number of shares of Common Stock issuable upon the complete exercise, conversion or exchange of such Common Stock Equivalents (assuming the satisfaction of all vesting or other similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion), and no further adjustments shall be made upon exercise, conversion or exchange of such Common Stock Equivalents.

3.        Net Consideration Per Share.  The “Net Consideration Per Share” which shall be receivable by the Company for any shares of Common Stock issued upon the exercise, exchange or conversion of any Common Stock Equivalents shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Company upon complete exercise, exchange or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if such Common Stock Equivalents were fully exercised, exchanged or converted (assuming satisfaction of all vesting or similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion).

4.        Record Date.  In case the Company shall establish a record date with respect to the holders of any class or series of the Company’s capital stock or other securities for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock or Common Stock Equivalents or (B) to subscribe for or purchase shares of Common Stock or Common Stock Equivalents, then such record date shall be deemed to be the date of the issuance of the shares of Common Stock deemed to have been issued upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

5.        Exceptions to Anti-Dilution Adjustments.  The anti-dilution adjustments set forth in this Section 10(c)(ii) shall not apply with respect to the following (collectively, the “Excluded Securities”):

A.       the issuance of shares of Common Stock (or options to purchase Common Stock) to employees, consultants, officers or directors of the Issuer pursuant to stock option plans or restricted stock plans, or arrangements, which issuance of shares of Common Stock (or options to purchase Common Stock) is unanimously approved by the independent (non-employee) directors of the Company’s Board of Directors after the April 2014 offering (theh “Offering”);

B.        the issuance of securities pursuant to stock splits, stock dividends, or similar transactions where all shareholders are treated equally;

C.        the issuance of Common Stock or warrants toward advisory fees for the reverse merger approved by the Company’s Board of Directors prior to the Offering;

D.        the issuance of Common Stock upon conversion of any series of preferred Stock (or outstanding notes) on the terms set forth in the respective certificate of designation of each such class;

E.         the issuance of Common Stock, options or warrants of Pubco to shareholders of the Company pursuant to the reverse merger, if a closing of the Offering occurs after the reverse merger;

F.         the issuance of securities to financial institutions or other lenders or lessors in connection with loans, commercial credit arrangements, equipment financings, commercial property leases or similar transactions that are for purposes other than raising equity capital and which terms are approved by the independent directors of the Board;

G.         the issuance of securities pursuant to capital reorganization, reclassification or similar transactions that are primarily for purposes other than raising equity capital unless such issuances are disproportionate; or

H.         the issuance of securities to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing, or development activities, (B) distribution, supply or manufacture of the Company’s products or services, or (C) any other arrangement involving corporate partners that are primarily for purposes other than equity capital and which terms are approved by the independent directors of the Company’s Board of Directors.

At least a majority of the Company’s entire Board of Directors and a majority of the Board’s independent directors must approve any issuance of Excluded Securities issued pursuant to clauses (E) through (H) above prior to such issuance.

(d)       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 10, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such holder, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

11.       Registration  Rights.  The  shares  of  Common  Stock  issuable  upon exercise of this Warrant shall have the registration rights set forth in the 2014 Unit Investor Rights Agreement attached as an exhibit to the Purchase Agreement.

12.       Right to Call.   Following the Pubco Transaction, Pubco may call this Warrant for redemption upon written notice to all Purchasers of Units (each as defined in the Purchase Agreement) at any time the closing price of the Common Stock exceeds $0.375 (as adjusted pursuant to Section 10) for 20 consecutive trading days, as reported by Bloomberg, provided at such time there is an effective registration statement covering the resale of the Shares.  In the 60 business days following the date the redemption notice is deemed given in accordance with Section 15(e) hereof (the “Exercise Period”), investors may choose to exercise this Warrant or a portion of the Warrant by paying the then applicable Exercise Price.  Any Shares not exercised by 5:00 pm Eastern Time on the last day of the Exercise Period will be redeemed by the Company at $0.001 per share.  Holder understands that the Placement Agent (as defined in the Purchase Agreement) shall be entitled to receive a warrant solicitation fee equal to 5% of the aggregate Exercise Price paid by Holder upon such exercise following a call for redemption by the Company.  The Company shall direct the Holder to make such solicitation fee payment directly to the Placement Agent and the Holder shall comply with such direction.

13.       Reclassification; Reorganization; Merger.

In case of any capital reorganization, other than in the cases referred to in Sections 10(a) and 10(b) hereof, or the consolidation or merger of the Company with or into another corporation, including without limitation, the Pubco Transaction (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock or the conversion of such outstanding shares of Common Stock into shares of other stock or other securities or property), or in the case of any sale, lease, or conveyance to another corporation of the property and assets of any nature of the Company as an entirety or substantially as an entirety (such actions being hereinafter collectively referred to as “Reorganizations”), there shall thereafter be deliverable upon exercise of this Warrant (in lieu of the number of Shares theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the respective number of Shares which would otherwise have been deliverable upon the exercise of this Warrant would have been entitled upon such Reorganization if this Warrant had been exercised in full immediately prior to such Reorganization.  In case of any Reorganization, appropriate adjustment, as determined in good faith by the Board of Directors of the Company, shall be made in the application of the provisions herein set forth with respect to the rights and interests of the Holder so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares or other property thereafter deliverable upon exercise of this Warrant.  Any such adjustment shall be made by, and set forth in, a supplemental agreement between the Company, or any successor thereto (including, without limitation, Pubco) and the Holder, with respect to this Warrant, and shall for all purposes hereof conclusively be deemed to be an appropriate adjustment.  The Company shall not effect any such Reorganization unless, upon or prior to the consummation thereof, the successor corporation, or, if the Company shall be the surviving corporation in any such Reorganization and is not the issuer of the shares of stock or other securities or property to be delivered to holders of shares of the Common Stock outstanding at the effective time thereof then such issuer (including, without limitation, Pubco), shall assume by written instrument the obligation to deliver to the Holder such shares of stock, securities, cash, or other property as such Holder shall be entitled to purchase in accordance with the foregoing provisions.  In the event of sale, lease, or conveyance or other transfer of all or substantially all of the assets of the Company as part of a plan for liquidation of the Company, all rights to exercise this Warrant shall terminate thirty (30) days after the Company gives written notice to the Holder that such sale or conveyance or other transfer has been consummated.

The above provisions of this Section 13 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases, or conveyances.

14.       Notice of Certain Events.

In case at any time the Company shall propose:

(a)       to  pay  any  dividend  or  make  any  distribution  on  shares  of Common Stock in shares of Common Stock or make any other distribution (other than regularly scheduled cash dividends which are not in a greater amount per share than the most recent such cash dividend) to all holders of Common Stock; or

(b)       to issue any rights, warrants, or other securities to all holders of Common Stock entitling them to purchase any additional shares of Common Stock or any other rights, warrants, or other securities; or

(c)       to effect any reclassification or change of outstanding shares of Common Stock or any consolidation, merger, sale, lease, or conveyance of property, as described in Section 13 (including, without limitation, the Pubco Transaction); or

(d)       to  effect  any  liquidation,  dissolution,  or  winding-up  of  the Company; or

(e)       to take any other action which would cause an adjustment to the Exercise Price;

then, and in any one or more of such cases, the Company shall give written notice thereof by registered mail, postage prepaid, to the Holder at the Holder’s address as it shall appear in the Warrant Register, mailed at least fifteen (15) days prior to: (1) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such dividend, distribution, rights, warrants, or other securities are to be determined, (2) the date on which any such reclassification, change of outstanding shares of Common Stock, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution, or winding-up is expected to become effective and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, change of outstanding shares, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution, or winding-up, or (3) the date of such action which would require an adjustment to the Exercise Price.

15        Miscellaneous.

(a)       Additional  Undertaking.     The  Holder  hereby  agrees  to  take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Holder or the shares of Common Stock issued upon exercise hereof pursuant to the provisions of this Warrant.

(b)       Governing Law; Venue.  This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.  Venue for any legal action hereunder shall be in the state or federal courts located in the Borough of Manhattan, New York, New York.

(c)       Counterparts.  This Warrant may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(d)       Successors and Assigns.   The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Holder, the Holder’s permitted assigns and the legal representatives, heirs and legatees of the Holder’s estate, whether or not any such person shall have become a party to this Warrant and have agreed in writing to join herein and be bound by the terms hereof.

(e)       Notices.  All notices, requests, demands and other communications given or made in accordance with the provisions of this Warrant shall be addressed (i) if to Holder, at such Holder’s address, fax number or email address, as furnished to the Company on the signature page to the Purchase Agreement or as otherwise furnished to the Company by the Holder in writing, or (ii) if to the Company, to the attention of the President at such address, fax number or email address furnished to the Holder on the signature page to the Purchase Agreement or as otherwise furnished by the Company in writing, and shall be made or sent by a personal delivery or overnight courier, by registered, certified or first class mail, postage prepaid, or by facsimile or electronic mail with confirmation of receipt, and shall be deemed to be given on the date of delivery when made by personal delivery or overnight courier, 48 hours after being deposited in the U.S. mail, or upon confirmation of receipt when sent by facsimile or electronic mail.  Any party may, by written notice to the other, alter its address, number or respondent, and such notice shall be considered to have been given three (3) days after the overnight delivery, airmailing, faxing or sending via e-mail thereof.

(f)        Placement Agent’s Fee and Expenses.   Holder understands that, upon any exercise of this Warrant for cash within six months following the final Closing under the Purchase Agreement, the Placement Agent shall be entitled to receive a commission equal to 10% and a non-accountable expense allowance equal to 2% of the aggregate Exercise Price paid by Holder upon such exercise.  The Company shall direct the Holder to make such commission and expense payment directly to the Placement Agent and the Holder shall comply with such direction.

[Signatures appear on the following page]

IN WITNESS WHEREOF, Relmada Therapeutics, Inc. has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated as of                             , 2014.

RELMADA THERAPEUTICS, INC.

By:
Sergio Traversa, PharmD
Chief Executive Officer

HOLDER

The Holder has executed a Subscription Agreement with the Company which provides, among other things, that by executing the Subscription Agreement each Purchaser is deemed to have executed this Warrant in all respects and is bound to purchase the terms thereof as set forth in the Subscription Agreement.

NOTICE OF EXERCISE

To:      Relmada Therapeutics, Inc.

(1)
The undersigned hereby elects to purchase                                            (                  ) shares of Common Stock of Relmada Therapeutics, Inc., pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

(2)	Payment shall take the form of (check applicable box):

☐ lawful money of the United States; or

☐ the cancellation of such number of warrant Shares as is necessary, in accordance with the formula set forth in subsection 3(c), to exercise this Warrant with respect to the number of warrant Shares for which the Warrant is being exercised pursuant to the cashless exercise procedure set forth in subsection 3(c).

(3)
In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and are restricted securities under the 1933 Act and that the undersigned will not offer, sell, or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the 1933 Act or any state securities laws.

(4)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

Name

(5)	Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

Name

Name

Date:	Signature: